Exhibit 10.2

Your Immediate Attention is Required
By clicking the “Accept” button associated with this Grant Notice in Charles Schwab’s Equity Award Center, you are expressly agreeing to all of the terms and conditions of this Grant Notice set forth below, intending to be legally bound. Such terms and conditions include, without limitation, (1) certain non-competition, non-solicitation, non-disparagement, inventions assignment and confidentiality restrictions (Section 8), and (2) the waiver of any rights set forth in any employment agreement or other agreement regarding the accelerated vesting of equity awards upon a change in control of Monster Worldwide, Inc. (Section 2(c)(iv)).

As described in Section 20 of this Grant Notice, the deadline for accepting this Grant Notice is 15 business days following the date of the email notifying you of the availability of this Grant Notice in Charles Schwab’s Equity Award Center. If you do not accept this Grant Notice by that deadline (by clicking the “Accept” button associated with this Grant Notice in Charles Schwab’s Equity Award Center), then the grant of Restricted Stock Units evidenced by this Grant Notice will be cancelled, and the Restricted Stock Units will be forfeited.

MONSTER WORLDWIDE, INC.
RESTRICTED STOCK UNIT AWARD
GRANT NOTICE
MONSTER WORLDWIDE, INC., a Delaware corporation (the “Company”), hereby notifies _________________________ (the “Participant”) of a grant of Restricted Stock Units (“RSUs”) by the Committee to the Participant on _______________ (the “Grant Date”) pursuant to the Company’s Amended and Restated 2008 Equity Incentive Plan (the “Plan”), upon the terms and conditions set forth in this Grant Notice and the Plan. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
1.Grant of RSUs. Subject to the terms and conditions of this Grant Notice and the Plan, the Participant has been granted [# of RSUs] RSUs. The RSUs shall vest and payment in respect of such RSUs shall be made, if at all, in accordance with Section 2 hereof.
2.    Vesting.
(a)    General. The RSUs granted to the Participant shall vest and payment in respect of such number of RSUs shall be made in accordance with Section 2(e) as to the percentage of the RSUs indicated on the dates specified below (each an “RSU Vesting Date”), provided that the Participant has remained in the continuous employment of the Company or any of its Affiliates from the Grant Date through and including each applicable RSU Vesting Date, except as provided in Sections 2(b) and 2(c):

Date	Incremental Percentage of Award Becoming Vested
[DATE]	___%
[DATE]	___%
[DATE]	___%
[DATE]	___%
Any fractional RSUs resulting from the strict application of the incremental percentages set forth above will be disregarded and the actual number of RSUs becoming vested on any specific RSU Vesting Date will be only the full number of RSUs determined by applying the relevant incremental percentage.
(b)    Death/Disability. In the event that during the period of the Participant’s employment with the Company or one of its Affiliates after the Grant Date and while this Grant Notice remains in effect:

(i)	the Participant dies, or

(ii)	the Participant is terminated by the Company or one of its Affiliates due to Disability

(such events are collectively referred to as “Acceleration Events”), then all outstanding unvested RSUs shall immediately vest and be payable as of the date of the applicable Acceleration Event.
(c)    Change in Control.
(i)    In the event of a Change in Control (as defined in the Plan) in which there is a successor entity (a “Successor”), the Successor may agree that the outstanding RSUs shall be assumed, or replaced with the same type of award with similar terms and conditions, by the Successor. If applicable, the RSUs that are assumed by a Successor shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities that would have been issuable to the Participant upon the consummation of such Change in Control had all RSUs vested immediately prior to such Change in Control, and other appropriate adjustments in the terms and conditions of the RSUs shall be made.
(ii)    To the extent a Successor in a Change in Control transaction does not assume the outstanding unvested RSUs or issue replacement awards as provided in Section 2(c)(i), then all outstanding unvested RSUs shall immediately vest and be payable as of the date of the Change in Control.
(iii)    In addition, upon a Qualified Termination of the Participant’s employment, all outstanding unvested RSUs shall immediately vest and be payable as of the date of such Qualified Termination.
(iv)    The Participant agrees to waive, with respect to the RSUs granted to the Participant in this Grant Notice, any provision in the Participant’s employment agreement or any other agreement that provides for accelerated vesting of equity awards upon a change in control of the Company. This Grant Notice and the Plan are the sole governing documents regarding the possible vesting of the RSUs as a result of a change in control of the Company.
(d)    Non-Business Days. In the event that any calendar date on which vesting is purportedly scheduled pursuant to the terms of Sections 2(a), 2(b) or 2(c) above is not a Business Day (as defined below), the vesting shall automatically be delayed until the first Business Day following that calendar date. “Business Day” means a date on which commercial banks in New York, New York are open for general business.
(e)    Administration Upon Vesting. Subject to Section 2(f), on or as soon as reasonably practicable following the applicable RSU Vesting Date, the Company shall cause the Participant’s account with the third party administering the Company’s equity awards programs (currently Charles Schwab) (the “Administrator”) to be credited with one share of Common Stock with respect to each whole RSU that vests on such date, subject to Sections 3 and 9 below. Upon the crediting of such shares to such account, all obligations of the Company with respect to each such RSU shall be deemed satisfied in full. It is a condition to the Company’s obligation to credit any shares of Common Stock to the Participant pursuant to this Grant Notice that the Participant shall have opened an account with the Administrator.
(f)    Alternative Settlement Method – Cash. The Committee may elect to have the Company settle any RSUs that are vesting on a given RSU Vesting Date in cash rather than the issuance of shares of Common Stock, subject to Section 9. The amount of any such cash payment shall be determined based on the Fair Market Value per share of the Company’s Common Stock on the applicable RSU Vesting Date. Any such cash payment may be made to the Participant’s account with the Administrator or by such other method as the Company shall reasonably determine.
3.    Certain Changes; Rights as a Stockholder. The number and class of shares of Common Stock or other securities which are distributable to the Participant with respect to any RSU covered by this Grant Notice shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, spin-off, split-off, split-up, recapitalization, capital reorganization, reclassification of shares of Common Stock, merger or consolidation, or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company’s capital stock, in each case as determined by the Committee. The Participant shall not have any rights to cash dividends, voting rights or other rights of a stockholder with respect to the RSUs covered by this Grant Notice until the Company delivers Common Stock to the Participant’s account in accordance with Section 2(e).
4.    Definitions. The following terms shall have the following meaning:
(a)    “Business” means the business of (i) connecting employers and people searching for career opportunities using the Internet; (ii) offering online recruitment advertising and/or job posting targeted to careers or vocations; or (iii) providing software or automation which is specifically and primarily designed for use in and specifically and primarily marketed to businesses engaged in an activity listed in (i) or (ii), above.
(b)    “Cause” means (subject to the last sentence of this Section 4(b)):
(i)    (A) the Participant’s willful misconduct or gross negligence in the performance of the Participant’s duties to the Company and/or its Affiliates, (B) the Participant’s failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Participant’s supervisor or (C) the Participant’s material violation of the Company’s Code of Business Conduct and Ethics;
(ii)    the Participant’s unlawful use (including being under the influence) of drugs on the premises of the Company or its Affiliates or while performing the Participant’s employment duties and responsibilities;
(iii)    the Participant’s failure or refusal to reasonably cooperate with any Company investigation or governmental/regulatory authority having jurisdiction over the Participant and the Company or its Affiliates;
(iv)    the Participant’s material breach of the Participant’s employment agreement, if any, or of any of the rules, regulations or policies or procedures of the Company or its Affiliates;
(v)    the Participant’s commission at any time in the performance of the Participant’s duties of any act of fraud, embezzlement, misappropriation of property of the

Company or its Affiliates, moral turpitude or breach of fiduciary duty that could possibly have a material adverse effect on the Company; or
(vi)    the Participant’s indictment related to the commission of any criminal act.
Notwithstanding the above provisions of this Section 4(b), if an employment agreement is in effect between the Participant and the Company or one of its Affiliates, “Cause” has the meaning, if any, defined therein.
(c)    “Disability” or “Disabled” means, notwithstanding any definition in the Plan, that, in the determination of the Committee, the Participant is both (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and (ii) (x) in case the Participant is eligible for the long term disability program offered to United States-based employees by the Company or its Affiliates, the Participant has actually received long term disability benefits for no less than 9 months or (y) in case the Participant is not eligible for such long term disability program solely by virtue of not being based in the United States, the Participant would have been eligible to receive long term disability benefits for no less than 9 months but for the Participant not being based in the United States. For purposes of Section 2(b) above, it is understood that the Disability shall be deemed to be incurred on the last day of the 9-month period contemplated in clause (ii) of the immediately preceding sentence. In the event the Participant has met the condition set forth in clause (i) of the first sentence of this definition but does not satisfy the condition set forth in clause (ii) of this definition solely by reason of the Participant’s death, then the provisions of such clause (ii) shall be deemed to have been satisfied and for purposes of Section 2(b) above the Disability shall be deemed to be incurred on the date of such death.
(d)    The “Fair Market Value” per share of the Company’s Common Stock means the closing price per share of the Common Stock on the New York Stock Exchange or other principal exchange or over-the-counter market on which such shares are trading, if any, on the applicable date. If shares of the Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization as of the applicable date, the Fair Market Value shall be determined by the Committee in good faith using any fair and reasonable means selected in its discretion.
(e)    “Good Reason” means the occurrence of any of the following without the Participant’s prior written consent (subject to the last two paragraphs of this Section 4(e)):
(i)    a material reduction in the Participant’s position or title from those held immediately prior to the Change in Control;
(ii)    (A) a material diminution or undue dilution in the nature or scope of the Participant’s employment responsibilities, duties or authority as compared to such levels immediately prior to the Change in Control, (B) a material interference with the discharge of the Participant’s responsibilities, duties or authority or (C) the assignment to the Participant of duties or responsibilities that are materially and adversely inconsistent with the Participant’s position; or

(iii)    a material reduction of the Participant’s annual base salary or target incentive opportunity as in effect immediately prior to the Change in Control, other than an amendment, modification or termination of an incentive compensation program that applies on a non-discriminatory basis to similarly situated employees.
Notwithstanding the above provisions of this Section 4(e), the Participant may not resign from employment for Good Reason unless: (A) the Participant provides the Company or its applicable Affiliate with at least 30 days prior written notice of the Participant’s intent to resign for Good Reason (which notice is provided not later than the 90th day following the date on which the Participant becomes aware of the occurrence of the event constituting Good Reason), and (B) the Company or its applicable Affiliate does not remedy the alleged violation(s) within such 30-day period.
Notwithstanding the above provisions of this Section 4(e), if an employment agreement is in effect between the Participant and the Company or one of its Affiliates, “Good Reason” has the meaning, if any, defined therein.
(f)    “Qualified Termination” means either (1) a termination of the Participant’s employment without Cause or (2) a resignation of employment by the Participant for Good Reason, in each case upon the consummation of or within 12 months following a Change in Control.
5.    No Employment Rights; Termination of Employment. Nothing in this Grant Notice shall give the Participant any right to continue in the employment of the Company or any Affiliate, or to interfere in any way with the right of the Company or any Affiliate to terminate the employment of the Participant. Except as otherwise expressly provided in Sections 2(b) or 2(c) hereof, RSUs that are not vested as of the date the Participant’s employment with the Company and its Affiliates terminates or ceases for any reason or no reason, whether voluntary or involuntary (including, without limitation, termination or cessation of employment with or without cause or arising out of or in connection with a reduction in force, sale or shutdown of certain operations, or otherwise), shall immediately and automatically terminate and be forfeited in their entirety, provided, however, that only for purposes of this Grant Notice the Participant’s employment shall not be deemed terminated solely by virtue of the Participant’s voluntary cessation of employment in circumstances that the Committee determines are reasonably likely to result in a Disability for so long as the Committee determines that the Participant continues to satisfy the conditions that would ultimately lead to the Committee’s determination that the Participant has incurred a Disability.
6.    Plan Provisions. The provisions of the Plan shall govern, and if or to the extent that there are inconsistencies between those provisions and the provisions hereof, the provisions of the Plan shall govern. A copy of the Plan is available on the Company’s global Intranet Web site, currently located at http://insideworldwide.com.
7.    Clawback. Upon the occurrence of a “Forfeiture Event” (as defined below), as determined by the Company, the Participant shall forfeit all outstanding, unvested RSUs, and with respect to any shares of Common Stock or cash previously acquired upon the settlement of the RSUs that are held by the Participant or shares of Common Stock that have been disposed of by the Participant (and/or any trust, or family partnership or other entity benefitting or controlled by the Participant), the Participant shall, within 10 days after written demand therefore, either cause such shares of Common Stock or cash to be returned to the Company for no consideration or pay to the Company, with respect to each share of Common Stock so disposed, an amount equal to the gross amount received by such Participant (and/or such trust or family partnership or other entity) upon such disposition. For purposes of this Section 7, a “Forfeiture Event” shall mean (i) the Participant’s material breach of any of the restrictive covenants set forth in Section 8 hereof, (ii) the Participant’s willful misconduct or gross negligence in the performance of the Participant’s duties to the Company and/or its Affiliates, (iii) the Participant’s intentional commission at any time in the performance of the Participant’s duties to the Company and/or its Affiliates of any act of fraud, embezzlement or misappropriation of Company and/or any of its Affiliates’ property and/or (iv) the Participant’s (A) failure or refusal to reasonably cooperate with any governmental/regulatory authority having jurisdiction over the Participant and the Company, (B) willful failure or refusal to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable written directive of the Board, the Company’s Chief Executive Officer or the Participant’s supervisor or (C) willful material violation of the Company’s Code of Business Conduct and Ethics. The Company’s rights under this Section 7 shall be in addition to any other rights of recoupment or similar rights that the Company may have pursuant to the Plan or otherwise, including without limitation pursuant to Section 11 of the Plan.
8.    Restrictive Covenants and Other Agreements. In consideration for the grant of the RSUs and the Participant’s continued employment with the Company or any of its Affiliates, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Participant hereby agrees to the restrictive covenants and other agreements set forth in this Section 8. The Participant acknowledges and agrees that the restrictions contained in this Section 8 are critical and necessary to protect the Company’s and its Affiliates’ legitimate business interests and good will (including the protection of Confidential Information (as defined below)); are reasonably drawn to this end as to duration, place, and scope; are not unduly burdensome; are not injurious to the public interest; are supported by adequate consideration; and that the Participant’s agreement to abide by such restrictions is made in order to induce the Company to offer the Participant the RSUs.
(a)Confidential Information.
(i)    The Participant acknowledges and agrees that all information, whether or not in writing, concerning the Company’s and/or its Affiliates’ business, technology, business relationships or financial affairs which the Company and its Affiliates have not released to the general public, including but not limited to the identity of the clients, customers, suppliers, employees and consultants of the Company and its Affiliates, all information concerning the projects, products, program and marketing plans of the Company and its Affiliates, and all pricing and cost information, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company and its Affiliates, irrespective of whether such information constitutes a trade secret under any applicable law (collectively, “Confidential Information”) is and will be the exclusive property of the Company and its Affiliates. Except in the good faith performance of the Participant’s duties as an employee of the Company or any of its Affiliates, the Participant shall not at any time while employed by the Company or any of its Affiliates, or any time thereafter, without the prior express written consent of the Company, directly or indirectly divulge, disclose, use or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party. In addition, the Participant shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of the Participant’s duties as an employee of the Company or any of its Affiliates). The Participant recognizes that all of the documents and other tangible items which contain any Confidential Information are the Company’s and its Affiliates’ property exclusively, including those documents and items which the Participant may have developed or contributed to developing while in the Company’s or any of its Affiliates’ employ, whether or not developed during regular working hours or on the Company’s or any of its Affiliates’ premises.
(ii)    The Participant shall not take any action (or engage in any omission) that would reduce the value of the Confidential Information to the Company or any of its Affiliates. The Participant shall return to the Company’s designee, no later than the effective date of the termination of the Participant’s employment for any reason, and without retaining any copies, all property of the Company and its Affiliates, including but not limited to all notes or excerpts thereof, memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information, that is in the Participant’s actual or constructive possession or which is subject to the Participant’s control at such time.
(b)    Intellectual Property/Assignment of Inventions.
(i)    The Participant acknowledges and agrees that all ideas, inventions, copyrightable or patentable works, improvements, innovations, techniques, designs, methods, developments, products, services, technologies, writings, discoveries and the like (hereafter “Intellectual Property”) that the Participant makes, conceives, reduces to practice or develops, in whole or in part, either alone or jointly with others, in connection with the Participant’s employment with the Company or any of its Affiliates or with the use of any of the Company’s or any of its Affiliates’ resources, shall be considered “works made for hire” and shall be the sole property of the Company or such Affiliate to the maximum extent permitted by law and that the Company or such Affiliate shall be the sole owner of all rights in connection therewith. The Participant shall promptly and fully disclose all such Intellectual Property to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all right, title and interest therein (including rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company or such Affiliate to the extent ownership of any such rights does not vest originally in the Company or such Affiliate.
(ii)    The Participant acknowledges that he or she has conveyed and assigned, and hereby does convey and assign, to the Company (or, at the Company’s request, any of its Affiliates), for good and sufficient consideration, the entire right, title and interest, including any and all copyright, trademark and patent rights therein or relating thereto, in and to any Intellectual Property, whether or not patentable or copyrightable, that the Participant made, conceived, or reduced to practice prior to the date hereof, either solely or jointly with others, in connection with the Participant’s employment with the Company or any of its Affiliates or with the use of any of the Company’s or any of its Affiliates’ resources.
(iii)    The Participant further agrees to, at the Company’s request and expense (but without additional compensation to the Participant), assist the Company or its designee in obtaining any patents and copyrights relating to any Intellectual Property described above and shall execute all documents and do all things necessary to obtain patents, copyrights, trademarks and trade names or to otherwise vest the Company (or its designee) with full and exclusive title thereto, and protect the same against infringement by others. If the Company is unable for any reason to secure the Participant’s signature on any document for this purpose, then the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney in fact, to act for and in the Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.
(c)    Non-Competition. The Participant acknowledges and recognizes the highly competitive nature of the Business, the valuable Confidential Information to which the Participant has had and will continue to have access, and the customer goodwill associated with the ongoing business of the Company. Accordingly, the Participant agrees that during the period the Participant is employed by the Company or any of its Affiliates and for a period of twelve (12) months following the termination of the Participant’s employment for any reason, the Participant will not, anywhere in the world, directly or indirectly, alone or in conjunction with any other person or entity: (i) engage in any business for Participant’s own account that competes with the Business; (ii) enter the employ of, or render any services, whether as employee, consultant, independent contractor or otherwise, to any person or entity engaged in any business that competes with the Business; or (iii) acquire a financial interest in, or otherwise become involved with, any person or entity engaged in any business that competes with the Business, as an individual, partner, shareholder, officer, director, principal, agent, trustee, or consultant. Notwithstanding anything to the contrary in this Grant Notice, the Participant may directly or indirectly own, solely as a passive investment, securities of any person or entity that competes with or is engaged in a business similar to the Business that are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (i) is not a controlling person of, or a member of a group which controls, such person or entity and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person or entity.
(d)    Client Non-Solicitation. During the period the Participant is employed by the Company or any of its Affiliates and for a period of twelve (12) months following the termination of the Participant’s employment for any reason, the Participant agrees that the Participant will not, directly or indirectly: (i) call on, solicit, or perform services for any client to whom the Company or any of its Affiliates provided services at any time during the twelve (12) months immediately prior to the Participant’s termination of employment or any prospective client to whom the Company or any of its Affiliates had made a presentation at any time during the twelve (12) months immediately prior to the Participant’s termination of employment, for purposes related to competing with the Business; (ii) otherwise interfere with or attempt to interfere with business relationships established between the Company or any of its Affiliates and their respective clients or prospective clients; or (iii) assist or encourage any other person in carrying out the foregoing.
(e)    Employee Non-Solicitation. During the period of time the Participant continues to be employed by the Company or any of its Affiliates, and for a period of twelve (12) months following the termination of the Participant’s employment for any reason, the Participant agrees that the Participant will not (directly or indirectly, for himself/herself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group or other entity) employ, hire, solicit, recruit or assist in the solicitation or recruitment of any person who is then employed or engaged as an employee, consultant, or independent contractor by the Company or any of its Affiliates or encourage any employee, consultant or independent contractor of the Company or any of its Affiliates to leave the employment of or cease to perform services for the Company or any of its Affiliates.
(f)    Non-Disparagement. The Participant agrees that the Participant will not at any time, whether orally or in writing, make any false, defamatory or disparaging statements about the Company, its Affiliates, the officers or directors of the Company or its Affiliates, or the business, products or services of the Company or its Affiliates, that are reasonably likely to cause damage to the Company, its Affiliates or the officers or directors of the Company or its Affiliates. Nothing in this Section 8(f) shall limit the ability of the Participant to provide truthful testimony as required by law or any judicial or administrative process.
(g)    Cooperation Following Employment. The Participant agrees to cooperate with the Company and its Affiliates following the termination of the Participant’s employment for any reason by making himself/herself reasonably available to testify on behalf of the Company and its Affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company and its Affiliates in any such action, suit, or proceeding, by providing information and meeting and consulting with the Company’s and its Affiliates’ representatives or counsel as requested; provided, however that such cooperation or participation does not materially interfere with the Participant’s then current professional activities. The Company agrees to reimburse the Participant, on an after-tax basis, for all expenses actually incurred in connection with the Participant’s provision of testimony or assistance.
(h)    Forfeiture of Severance and Other Payments in Event of Breach. The Participant acknowledges and agrees that no severance, awards or other payments to the Participant pursuant to this Grant Notice or any other agreement with or plan, program, policy or practice of the Company or any of its Affiliates, including but not limited to any employment agreement or equity award agreement between the Participant and the Company or any of its Affiliates, shall be due or payable to the Participant on or following the date that the Participant first breaches any provision(s) of this Section 8. The Participant acknowledges and agrees that the rights and remedies of the Company and its Affiliates under this Section 8(h) shall be in addition to, and shall in no way limit, any and all other rights and remedies to which the Company and its Affiliates are entitled under applicable law.

(i)    Equitable Relief and Intended Third Party Beneficiaries. The Participant acknowledges and agrees that the Company’s and its Affiliates’ remedies at law for a breach or threatened breach of any of the provisions of this Section 8 would be inadequate and any such breach would cause irreparable harm, and, in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company and its Affiliates, without posting any bond (to the extent permitted by applicable law), shall be entitled to obtain equitable relief in any state or Federal court of or in the State of New York in the form of specific performance, temporary restraining order, temporary, preliminary or permanent injunction or any other equitable remedy which may then be available. Each Affiliate of the Company is an intended third party beneficiary of this Section 8 and may enforce its terms as if it was a party hereto.
(j)    Court Modification. It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 8 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time period or geographic scope or any other restriction contained in this Section 8 is invalid or unenforceable for any reason, the provisions of this Section 8 shall not be rendered void but shall be deemed reformed or modified only to the extent necessary to render them valid and enforceable in all respects. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 8 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(k)    Tolling During Periods of Breach. The Participant acknowledges and agrees that the Participant’s obligations under Sections 8(c), (d) and (e) shall be tolled during any period that the Participant is in breach of any of the obligations under Sections 8(c), (d) and/or (e) so that the Company and its Affiliates are provided with the full benefit of the restrictive periods set forth therein (i.e., any period during which the Participant is in breach of any of the obligations under Sections 8(c), (d) and/or (e) will not count toward the 12-month post-employment restrictive periods set forth in Sections 8(c), (d) and/or (e)).
(l)    Survival of Covenants. The restrictive covenants and other obligations set forth in this Section 8 shall survive any change in the Participant’s compensation, position, title, and duties and/or the termination of the Participant’s employment.
(m)    No Arbitration of Claims. Notwithstanding the terms of this Grant Notice or any other agreement between the Participant and the Company or any of its Affiliates to the contrary, neither the Participant nor the Company or any of its Affiliates shall have the right to compel resolution of any claim arising under this Section 8 through arbitration or any other non judicial process.
(n)    Other Agreements. The restrictive covenants and other obligations on the part of the Participant set forth in this Section 8 shall be construed independent of any other agreement which the Company or any of its Affiliates and the Participant may have, and the existence of any claim or cause of action by the Participant against the Company or any of its Affiliates, whether predicated upon a provision of this Section 8 or otherwise, shall not constitute a defense to the enforcement by the Company or any of its Affiliates of any covenant or restriction in this Section 8. In addition, any restrictive covenants and other similar obligations of the Participant contained in any other agreement between the Company or any of its Affiliates and the Participant remain in full force and effect in accordance with their terms, and shall not be superseded or otherwise affected by this Grant Notice.
9.    Withholding. In the event that prior to any applicable RSU Vesting Date hereunder the Participant has not provided the Company with notice (which may be by written notice or by an election made via the website operated by the Administrator) (the “Payment Notice”) to the effect that the Participant will provide the Company (or the Administrator on the Company’s behalf) payment of the amount, if any, deemed necessary by the Company in its reasonable discretion to enable the Company and its Affiliates to satisfy the minimum federal, foreign or other tax withholding or similar obligations of the Company and its Affiliates with respect to the vesting and/or settlement of such RSUs on such RSU Vesting Date (and/or any other items which may be distributable to the Participant on the RSU Vesting Date pursuant to Section 3 hereof), or in the event the Participant provides the Payment Notice but does not deliver payment of the appropriate amount to the Company (or the Administrator on the Company’s behalf) by such RSU Vesting Date, then the Company shall satisfy the minimum federal, foreign or other tax withholding or similar obligation of the Company and its Affiliates with respect to such vesting and/or settlement by withholding the number of whole shares of Common Stock (on and valued as of the RSU Vesting Date) (and/or other items which may be distributable or creditable to the Participant on the RSU Vesting Date pursuant to Section 3 hereof) sufficient to satisfy such minimum withholding and other obligations. In the event the Committee elects to have the Company settle any payment in cash in accordance with Section 2(f), the Company shall withhold from such cash payment amounts sufficient to satisfy the federal, foreign or other tax withholding or similar obligations of the Company and its Affiliates.
10.    Notices. All notices or other communications to be given or delivered in connection with this Grant Notice shall be either in electronic format or in writing and shall be deemed to have been properly served if delivered electronically, personally, by courier, or by certified or registered mail, return receipt requested and first class postage prepaid, in the case of notices to the Company, to the attention of Human Resources, at the Company’s offices at 133 Boston Post Road, Weston, MA 02493, and in the case of notices to the Participant, to the Participant’s last known address (as noted in the Participant’s personnel file) or such other addresses (including any electronic email addresses) as the recipient party has specified by prior notice to the sending party. All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.
11.    Binding Effect; Headings; Status. This Grant Notice shall be binding upon and shall inure to the benefit of the Company, the Participant and their respective successors and permitted assigns. The subject headings of Sections are included for the purpose of convenience only and shall not affect the construction or interpretation of any of the provisions of this Grant Notice. The Participant’s rights under this Grant Notice, including, without limitation, rights to RSUs, shall at all times that such rights exist represent a general obligation of the Company. The Participant shall be a general creditor of the Company with respect thereto and shall not have a secured or preferred position with respect thereto. Nothing in this Grant Notice or the Plan shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind.

12.    Non-Assignability, Etc. The Participant’s rights and obligations under this Grant Notice, including, without limitation, rights to RSUs, are not assignable or transferable except upon the Participant’s death to a beneficiary designated by the Participant in a written beneficiary designation filed with the Company or, if no duly designated beneficiary shall survive the Participant, pursuant to the Participant’s will and/or by the laws of descent and distribution. Any and all such rights and obligations shall not be subject to anticipation, alienation, sale, transfer, encumbrance except as otherwise expressly permitted herein. This Grant Notice will bind and inure to the benefit of and be enforceable by the Participant, the Company, the Company’s successors and assigns and the Participant’s estate, heirs and legal representatives (as applicable).
13.    Securities Laws; Insider Trading. The Committee may from time to time impose any conditions on the RSUs and shares of Common Stock as it deems necessary or advisable to ensure that the Plan, this Grant Notice and the issuance and resale of any securities comply with all applicable securities laws, including without limitation the Securities Act and Rule 16b-3 under the Exchange Act. Such conditions may include, among other things, the requirement that certificates for shares of Common Stock to be issued to the Participant hereunder contain a restrictive legend in such form and substance as may be determined by the Committee. Without limiting the foregoing, it is understood that Affiliates of the Company may resell Common Stock only pursuant to an effective registration statement under the Securities Act, pursuant to Rule 144 under the Securities Act, or pursuant to another exemption from registration under the Securities Act. The Participant understands and agrees that any and all transactions involving shares of Common Stock or other securities of the Company must comply with applicable laws, rules, regulations and policies, including but not limited to the Company’s policy regarding insider trading, which policy, among other things, prohibits transactions involving shares of Common Stock or other securities of the Company by individuals who have material non-public information relating to the Company.
14.    General. This Grant Notice shall be deemed to be an Award Agreement as defined in the Plan. Except as otherwise provided in Section 8(n), this Grant Notice constitutes the entire understanding of the legal obligations between the parties with respect to the subject matter hereof and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral with respect to its subject matter, including but not limited to the provisions of any and all employment agreements, term sheets and offer letters. The Participant has not relied on any representation not set forth in this Grant Notice.
15.    Governing Law; Disputes; WAIVER OF JURY TRIAL. This Grant Notice shall be governed by and construed under the substantive laws of the State of New York, without regard to the choice of law principles of any forum. Except as otherwise provided in Sections 8(i), 8(j) and 8(m) hereof, in the event that any dispute arises between the Company and the Participant regarding or relating to this Grant Notice or the RSUs, AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties consent to resolve such dispute through mandatory arbitration in New York City under the then prevailing rules of the Judicial Arbitration and Mediation Services (“JAMS”), before a single arbitrator mutually agreed to by the parties, or, if an arbitrator has not been agreed upon by the 60th day of the demand for arbitration by either party, appointed by JAMS. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. The parties acknowledge and agree that, in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be borne equally among the parties. Notwithstanding the foregoing, the arbitrator may cause the losing party to pay to the winning party (each as determined by the arbitrator consistent with its decision on the merits of the arbitration) an amount equal to any reasonable out-of-pocket costs and expenses incurred by the winning party with respect to such arbitration (as may be equitably determined by the arbitrator).
16.    Severability. If any provision of this Grant Notice as applied to any other provision of this Grant Notice or to any circumstance is adjudged by a court to be invalid or unenforceable, that provision will in no way affect any other provision of this Grant Notice, the application of that provision under any other circumstance, or the validity or enforceability of this Grant Notice.
17.    Section 409A. This Grant Notice and the grant of the RSUs hereunder are intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent therewith. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code, and in no event shall any of the Company, its Affiliates or their respective directors, officers, employees or advisors be held liable for any taxes, interest or other amounts owed by the Participant as a result of the application of Section 409A of the Code.
18.    Amendment. This Grant Notice may be unilaterally amended by the Company without the Participant’s consent as provided in the Plan or to conform the Grant Notice to any changes required by the Administrator or as a result of the change of Administrator.
19.    Acknowledgements. The Participant acknowledges that the Participant has carefully reviewed this Grant Notice, that the Participant has had an opportunity to consult with counsel of the Participant’s choice, that the Participant has entered into this Grant Notice freely and voluntarily and without reliance on any promises not expressly contained herein, that the Participant has been afforded an adequate time to review carefully the terms hereof, and that this Grant Notice will not be deemed void or voidable by claims of duress, deception, mistake of fact, or otherwise. The principle of construction whereby all ambiguities are to be construed against the drafter will not be employed in the interpretation of this Grant Notice.
20.    Deadline for Acceptance of Grant Notice. The deadline for accepting this Grant Notice is 15 Business Days following the date of the email notifying the Participant of the availability of this Grant Notice on the website of the Administrator; if the Participant does not accept this Grant Notice by such deadline (by clicking the “Accept” button associated with this Grant Notice on the website of the Administrator), then the grant of RSUs evidenced by this Grant Notice will be cancelled, and the RSUs will be forfeited.

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